Exhibit 23.1
INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 4, 1999, included in the Current Report of The AES Corporation on Form 8-K, dated March 18, 1999, and of our report dated February 4, 1999 on the related financial statement schedules included in the Annual Report of The AES Corporation on Form 10-K for the year ended December 31, 1998, and to the reference to us under the heading "Experts" in this prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

McLean, Virginia
July 23, 1999